Exhibit 3

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made effective the 13th day of February, 2006 between Allan G. Quattrin an individual (“Consultant”) of 45-742 Oasis Street, Indio CA 92201 and ParaFin Corporation, 5190 Neil Road, Suite 430, Reno, Nevada 89502 (“Client”).

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Consultant agree as follows:

1.            ENGAGEMENT OF CONSULTANT. The Client engages Consultant to provide the consulting services described below, during the term of this Agreement, until this Agreement is terminated as provided herein. The Consultant has knowledge that will be of assistance to the Client regarding the acquisition, development, manufacture and sales of the ergonomic computer “anti cubicle” work station developed by P–CE Computers, Inc.(“PCE”),

2.            SCOPE OF SERVICES TO BE PROVIDED BY CONSULTANT. Consultant has provided access to proprietary Patent Pending information concerning the ergonomic computer work station platform developed by PCE. The Consultant has access to information and will provide further information that will greatly assist the Client regarding the manufacture and distribution of the ergonomic computer “anti cubicle” chair in various foreign countries; China, South Korea and Singapore etc.. The Consultant will supply introductions to help develop world wide marketing and sales through the media and other potential clients already known to him.

The Consultant agrees to perform for the Client further services and consulting related to the Client obtaining production of the work station in Asia and sales for the work station world wide. At the request of the Client, the Consultant will make himself available to meet with representatives of the Client. The Consultant will assist the Client in determining that PCE has developed an opportunity to expand the potential market for its product world wide. Consultants agree to assist the Client in the Clients attempts to gain exclusive markets for its product to computer gaming companies, computer manufacturers and other computer retailers.

Client acknowledges that there is no assurance or guaranty that the Client will be able to enter into any Agreement with manufacturers chosen by the Consultant. The Consultants hereunder have not made any representations or warranty to the Client regarding any such contractual guarantees. Consultants agree to perform for the Client all services and consulting related to the Client reaching a manufacturing and sales organization on a “best efforts” basis through Consultant’s officers, or others employed, including any legal firms retained under the direction of Consultants (collectively “Consultant’s Personnel”).

3.            TERM. This Agreement shall have an initial term of one hundred eighty (180) days (the "Primary Term"), starting with the date appearing at the top of this Agreement (the“Effective Date”), and it may be renewed by written notice of renewal signed by both parties to this Agreement.

4.            COMPENSATION. In consideration of the Services contemplated by this Agreement, Client agrees to pay Consultant the following fees for the Services:

a.

Initial Retainer Fee. In order to retain the Services of Consultants and to compensate Consultants for sacrificing other opportunities in order to serve Client, Client agrees to issue, or cause to be issued, five million (5,000,000) shares of the Client’s common stock issued pursuant to an S-8 registration statement under the Securities Act of 1933 to the Consultants, three million (3,000,000) shares of the Client’s common stock issued pursuant to an S-8 registration statement under the Securities Act of 1933 to the Consultants once the Client has signed an Agreement to Acquire up to 100% of the issued and outstanding shares of PCE and the remaining two million (2,000,000) shares once the Client has taken delivery of at least sixty-five percent (65%) of the issued and outstanding shares of PCE. The parties agree that such stock is deemed free trading, fully paid and non-assessable, pursuant to an S-8 registration statement under the Securities Act of 1933, as of February 13, 2006.

b.

Additional Payments for Additional Services. If the Consultant is successful in assisting the Client in negotiating sales for a minimum of 25,000 units (approximately US$65 million) of the Clients ergonomic computer station product over a period of one (1) year, the Client agrees to issue the Consultant an additional five million (5,000,000) common shares of the Client issued pursuant to an S-8 registration statement under the Securities Act of 1933 to the Consultants. Such additional shares paid or additional services performed shall be deemed to be subject to all the terms of this Agreement, including the agreement that such shares shall be issued in a private, exempt transaction under Section 4(2) of the Act.

5.            COSTS AND EXPENSES - All third-party and out-of-pocket expenses incurred by Consultant in performing the Services shall be paid by the Client, or shall be reimbursed by Client if paid by Consultant on behalf of the Client, within ten (10) days of receipt of written notice by Consultant, provided that the Client must approve in advance all expenses in excess of $500 per month. Expenses include but are not limited to the following: (a) filing fees for any forms required by state or federal agencies; (b) transfer agent fees, including fees for printing of stock certificates; (c) long distance telephone and facsimile costs; (d) copying, mail and Federal Express or other express delivery costs; (e) fees associated with obtaining or providing Consultant with Client’s audited financial statements.

6.            COMPENSATION FOR OTHER SERVICES. If the Client after the date hereof enters    into a merger or acquisition, or enters into an agreement for the purchase of assets, as a direct    or indirect result of Consultant’s efforts, the Client agrees to pay Consultant in the manner described below.

a.            If Consultant provides any material assistance to the Client in a merger, acquisition or asset purchase of an entity (“Business Opportunity”), which assistance includes (but is not limited to) introducing the Business Opportunity to the Client or helping to prepare documents used in negotiating such Business Opportunity, Client agrees to pay Consultant 9.9% of the gross value of such transaction with a Business Opportunity (“M&A Fee”).

b.            If the Client acquires any asset or obtains any payment or other benefit, other than a Business Opportunity described above, as a result of Consultant’s Services (an “Asset Opportunity”), the Client agrees to pay Consultant 9.9% of the gross value of such Asset Opportunity (“Consultant’s Fee”).

c.            The Client will pay each M&A Fee or Consultant’s Fee in cash, shares of the Client’s stock or the stock of the Business Opportunity or the Asset Opportunity, or in like kind. Consultant has the sole option to choose the form of payment. Such payment shall be made on the date the Client substantially completes the transaction involved.

7.            TIME AND EFFORT OF CONSULTANT. Consultant may allocate its time and that of Consultant’s Personnel as it deems necessary to provide the Services. In the absence of willful misfeasance, bad faith, or reckless disregard for the obligations or duties of Consultant under this Agreement, neither Consultant nor Consultant’s Personnel shall be liable to Client or any of its shareholders for any act or omission connected with rendering the Services, including but not limited to losses due to any corporate act undertaken by Client as a result of advice provided by Consultant or Consultants’s Personnel.

8.            BEST EFFORTS - The Services are rendered to Client on a “best efforts” basis, meaning that Consultant can not, and does not, guarantee that its efforts will have any impact on Client's business or that any subsequent financial improvement will result from Consultant’s efforts.

9.            CLIENT'S REPRESENTATIONS - Client represents, warrants and covenants to Consultant that each of the following are true and complete as of the Effective Date:

a.

Entity Existence. Client is a corporation or other legal entity duly organized, validly existing, and in good standing under the laws of the state of its formation, with full authority to own, lease and operate property and carry on business as it is now being conducted. Client is duly qualified to do business in and is in good standing in every jurisdiction where such qualification is necessary.

b.

Client Authority for Agreement. Client has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. Client has duly executed and delivered this Agreement; it constitutes the valid and legally binding obligation of Client enforceable according to its terms.

c.

Nature of Representations. No representation or warranty made by Client in this Agreement, nor any document or information furnished or to be furnished by Client to the Consultant in connection with this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements contained therein not misleading, or omits to state any material fact relevant to the transactions contemplated by this Agreement.

d.

Independent Legal/Financial Advice. Consultant is not a law firm or an accounting firm. Consultant employs lawyers and accountants to counsel Consultant on its Services. Client has not nor will it rely on any legal or financial representation of Consultant. Client has and will continue to seek independent legal and financial advice regarding all material aspects of the transactions contemplated by this Agreement, including the review of all documents provided by Consultant to Client and all Opportunities Consultant introduces to Client. Client recognizes that the attorneys, accountants and other personnel employed by Consultant represent solely the interests of Consultant, and that no representation or warranty has been given to Client by Consultant as to any legal, tax, accounting, financial or other aspect of the transactions contemplated by this Agreement.

10.          NON-CIRCUMVENTION - Client agrees not to enter into any transaction involving an Opportunity or asset introduced to Client by Consultant without compensating Consultant pursuant to this Agreement. Client will not terminate this Agreement solely as a means to avoid paying Consultant compensation earned or to be earned under this Agreement. Client will not act in any other way to circumvent paying Consultant.

11.          CONSULTANT IS NOT A BROKER-DEALER - Consultant has fully disclosed to Client    that it is not a broker-dealer and does not have or hold a license to act as such. None of the activities of Consultant are intended to provide the services of a broker-dealer to the Client, and Client has been informed that a broker-dealer will need to be engaged to perform any such services. Client has full and free discretion in the selection of a broker-dealer.

12.          NON-EXCLUSIVE SERVICES - Client acknowledge that Consultant is currently providing services of the same or similar nature to other parties. Client agrees that Consultant is not barred from rendering services of the same or a similar nature to any other individual or entity.

13.          PLACE OF SERVICES. The Services provided by Consultant or Consultant’s Personnel hereunder will be performed at Consultant's offices except as otherwise mutually agreed by Consultant and Client.

14.          INDEPENDENT CONTRACTOR. Consultant, with Consultant's Personnel, acts as an independent contractor in performing its duties under this Agreement. Accordingly, Consultant will be responsible for paying all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, any other taxes regarding Consultant's Personnel, and any business license fees. This Agreement neither expressly nor impliedly creates a relationship of principal-agent, or employer-employee, between Client and Consultant’s Personnel. Neither Consultant nor Consultant’s Personnel are authorized to enter into any agreement on behalf of Client. Client expressly retains the right to make all final decisions, in its sole discretion, with respect to approving, or effecting a transaction with, any Opportunity located by Consultant.

15.          REJECTED ASSET OPPORTUNITY OR BUSINESS OPPORTUNITY. If Client elects not to acquire, participate in, or invest in any Opportunity located by Consultant during the Term of this Agreement, notwithstanding the time and expense Client incurred reviewing such

Opportunity, such Opportunity shall revert back to and become proprietary to Consultant. Consultant shall be entitled to acquire such rejected Opportunity for its own account, or submit such Opportunity elsewhere. In such event, Consultant shall be entitled to all profits or fees resulting from Consultant's purchase, referral or placement of any such rejected Opportunity, or Client’s subsequent purchase or financing with such Opportunity in circumvention of Consultant.

16.          NO AGENCY EXPRESS OR IMPLIED. This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Client and Consultant, or employee and employer as between Consultant's Personnel and the Client.

17.          TERMINATION. Either Client or Consultant may terminate this Agreement prior to the expiration of the Primary Term or any Extension Period by signed written notice. Such notice         is not effective unless given at least thirty (30) days before the proposed termination date.

18.          INDEMNIFICATION. Subject to the provisions herein, the Client and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from the other party’s breach of any representation, warranty, covenant, condition, or agreement contained in this Agreement.

19.          REMEDIES. Consultant and the Client acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

20.	MISCELLANEOUS.

a.	Amendment. This Agreement may be amended or modified at any time or in any manner, but only by an instrument in writing executed by the parties hereto.

b.

Entire Agreement. This Agreement contains the entire agreement between Consultant and Client relating to the subjects addressed in this Agreement. This Agreement supersedes any and all prior agreements, arrangements, or understandings (written or oral) between the parties. No understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

c.

Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other breach or non-compliance.

d.	Headings and Captions. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

e.

Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Nevada, regardless of its law on conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Nevada. The parties expressly consent to the personal jurisdiction of the above-identified courts. The parties agree to exclude and waive any statute, law or treaty which allows or requires any dispute to be decided in another forum or by rules of decision other than as provided in this Agreement.

f.	Binding Effect. This Agreement is binding on the parties hereto and inures to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

g.

Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party. Should either party be represented by in-house counsel, all parties agree that such party may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.

h.

Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or un-enforceability shall not affect any other provisions of this Agreement. Instead, this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

i.

Mutual Cooperation The parties shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other documents and take such other actions as may be necessary or convenient to effect the transactions described herein.

j.

Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such executed copy may be delivered by facsimile or similar instantaneous electronic transmission. Such execution and delivery shall be considered valid for all purposes.

k.	No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

l.	Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

m.	Address for Service

For Parafin:	5190 Neil Road, Suite 430
Reno, Nevada USA 89502

For Quattrin:	C/O True Tech, Inc.
	PO Box 2787
	Indio, CA, USA	92202

IN WITNESS WHEREOF, the parties have hereto affixed their signatures.

ParaFin Corporation

________________________________

By: /s/ Sidney B. Fowlds

President

?Client"

________________________________

By: /s/ Allan G. Quattrin

“Consultant"